Exhibit 99.1
news release
QLT ANNOUNCES THIRD QUARTER RESULTS FOR 2011
Provides Pipeline Update and Guidance Update

For Immediate Release	November 3, 2011
VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is an ocular-focused company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company today reported financial results for the third quarter ended September 30, 2011. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
2011 THIRD QUARTER FINANCIAL RESULTS
Worldwide Visudyne® Product Sales
Visudyne sales for the third quarter were $20.6 million, an increase of 0.8% from the third quarter of 2010. Sales in the U.S. were $3.9 million, down 26.2% from the prior-year third quarter, while sales outside the U.S. were $16.8 million, up 10.0% from the prior year.
QLT Revenues
For the third quarter, total revenue of $9.6 million was up 11.6% from the third quarter of 2010, primarily because the current quarter included $2.0 million of Net Product Revenue related to a shipment of Visudyne to Novartis, while the third quarter of 2010 included none. This increase was partially offset by lower U.S. Visudyne sales.
QLT Expenses / Other Income
For the third quarter, Cost of Sales was $2.7 million, up from $1.9 million in the prior year. The increase was primarily due to Cost of Sales related to the shipment of Visudyne to Novartis in the current quarter.
Research and Development (R&D) expense in the third quarter was $11.3 million, up from $8.1 million in the same period of 2010. The increase was primarily due to higher spending on QLT091001 which was only partially offset by having no spending on QLT091568 (a program that was discontinued at the end of 2010).
For the third quarter, Selling, General and Administrative (SG&A) expense was $5.8 million, up from $5.4 million in 2010. The increase was primarily due to higher U.S. Visudyne sales and marketing spend, as well as potential payor strategy research related to QLT091001.
Investment and Other Income of $1.7 million in the third quarter included a $1.8 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of expected future payments, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard® forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the asset.

Operating Loss
The operating loss for the third quarter was $10.5 million, compared to $7.0 million in the prior-year third quarter. The loss increased largely because of higher R&D expense.
Loss Per Share, Adjusted EBITDA
The GAAP loss per share for the third quarter was $0.18, compared to $0.01 in the prior-year third quarter. The decline occurred primarily because R&D and SG&A expenses were higher in the third quarter of 2011, and the gain from the Fair Value Change in Contingent Consideration was lower than in the prior-year period. The non-GAAP loss per share was $0.00 in the third quarter. The items that were excluded in the determination of the non-GAAP loss were stock compensation expense and the Fair Value Change in Contingent Consideration. We also added back $10.0 million of Contingent Consideration earned during the third quarter.
Adjusted EBITDA plus Contingent Consideration was $0.5 million in the third quarter as follows:

Adjusted EBITDA	Three months ended
(In millions of United States dollars)	September 30, 2011
GAAP operating loss	$(10.5)
+ Stock-based compensation	0.7
+ Depreciation	0.3
+ Contingent Consideration earned	10.0

Adjusted EBITDA plus Contingent Consideration earned	$0.5

The full reconciliations of GAAP to non-GAAP financial measures for the third quarter and nine months ended September 30, 2011 are provided in Exhibits 1 and 2. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors to analyze the results of our business. We use these non-GAAP measures internally to evaluate our financial results. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.
Cash and Cash Equivalents
The Company’s consolidated cash balance at September 30, 2011 was $204.0 million, up slightly from the consolidated balance at June 30, 2011 of $201.1 million.
Pipeline Update
QLT is currently conducting a Phase 1b clinical proof-of-concept study of QLT091001, a synthetic retinoid therapy for 11-cis-retinal, a key biochemical component of the visual cycle, in patients with Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP). QLT is also developing a proprietary punctal plug technology for the delivery of drugs topically to the eye through controlled sustained release to the tear film. We are currently targeting the treatment of glaucoma with this system.
“We are pleased to announce that we have now achieved a retention rate of 81% at 4 weeks in 27 eyes with our new proprietary upper punctal plugs. We will continue to study the longer-term retention rate of the new upper plugs, and refine the current design if needed to support our clinical development goal of commencing Phase III activities in 2013,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “In our synthetic retinoid program, we have also been recently encouraged by positive feedback from the European Medicines Agency in discussions regarding our pivotal trial plans for LCA in 2012.”

QLT091001 orphan drug program for the treatment of Leber Congenital Amaurosis and Retinitis Pigmentosa
•
On October 21, 2011, we presented results for the full cohort of 14 LCA subjects and updated longer-term visual function data on previously reported subjects at the 2011 American Academy of Ophthalmology annual meeting. We continue to monitor and analyze LCA patient follow up data and will be initiating retreatment in subjects as needed.

•	In RP, we are expecting to complete enrollment of up to 14 patients in the RP cohort by year end and report data from these patients in the first quarter of 2012.
•
We have received clearance from the FDA for our Investigational New Drug Application (IND) and also clearance from regulatory agencies in the U.K., the Netherlands, and Germany allowing us to proceed in our synthetic retinoid studies with seven investigator sites.

Punctal Plug Drug Delivery System for the treatment of Glaucoma
•
Ongoing device-only development work, initiated following the positive Glau 11 trial results, with our new proprietary upper punctal plug showed a retention rate of 81% at one month in 27 eyes. Further study of the longer-term handling, comfort and retention of the new upper plug, as well as other plug iterations, is underway. In our Phase II Glau 11 clinical study, we used a slightly modified, commercially available plug in the upper puncta, which achieved a 45% retention rate after four weeks of treatment (consistent with retention rates of commercially available plugs).

•
R&D plans include commencing further Phase II trials in glaucoma by Q1 2012 that will evaluate single versus double plug approaches as well as duration of sustained release. If these trials are successful, then we would expect to commence Phase III clinical development activities in 2013.

•
On August 29, 2011, we announced positive results from our Phase II clinical study on the safety and efficacy of L-PPDS (Glau 11). The trial featured simultaneous placement of latanoprost-eluting punctal plugs in both the upper and lower puncta for delivery of a daily drug load with a goal of enabling comparable clinical outcomes to that of daily administered Xalatan® eye drops. After 4 weeks of L-PPDS treatment, the mean intraocular pressure (IOP) reduction from baseline was 5.7 mmHg and 60% of subjects at 4 weeks showed an IOP reduction of 5 mmHg or greater.

Guidance Update
•	We expect worldwide Visudyne sales and contingent consideration earnings for 2011 will be near the high-end of the original guidance ranges.
•
We are now expecting annual U.S. Visudyne sales to be in the range of $20 million to $22 million, compared with the original annual guidance of $23 million to $26 million. Visudyne sales in the U.S. through nine months were $15.6 million.

•	Cost of Sales expense guidance is now being increased to $10 million to $11 million compared with the original annual guidance of $8 million to $10 million.
The key guidance ranges for the full year 2011 are as follows:

(In millions of United States dollars)
Worldwide Visudyne sales	$85 – $90
U.S. Visudyne sales	20 – 22
Total revenue	40 – 44
Cost of sales expense	10 – 11
Research and development expense	44 – 46
Selling, general and administrative expense	24 – 27
Contingent consideration earned from the sale of QLT USA	36 – 39

Share Repurchase Program Update
During the third quarter, the Company repurchased approximately 629,000 shares under its normal course issuer bid program at an average price of $7.15 per share, for a total cost of approximately $4.5 million. In total, since this program commenced on December 16, 2010, the Company has repurchased approximately 2.2 million shares at an average price of $7.02 per share, for a total cost of $15.4 million. In aggregate since the Company began repurchasing shares in 2005, it has purchased almost 46 million shares at a cost of approximately $247 million.
Recent Corporate Announcements
•
On September 14, 2011, QLT announced the Company’s oral synthetic retinoid for retinal diseases, QLT091001, has been granted two Fast Track designations by the FDA for the treatment of LCA due to inherited mutations in LRAT and RPE65 genes and for the treatment of autosomal recessive RP due to inherited mutations in LRAT and RPE65 genes.

•	On August 29, 2011, QLT announced results in its Phase II clinical study on the efficacy and safety of L-PPDS in subjects with ocular hypertension and open-angle glaucoma. Highlights:
•
First reported demonstration of a clinically significant, prolonged (4 weeks) reduction in intraocular pressure (IOP) in glaucoma with an extraocular, minimally-invasive sustained release ophthalmic drug delivery system

•	After 4 weeks of L-PPDS treatment, the mean IOP reduction from baseline was 5.7 mmHg
•	60% of subjects at 4 weeks showed an IOP reduction of 5 mmHg or greater
•	Retention of QLT’s proprietary punctal plug placed in the lower punctum was 95% at 4 weeks
Passive Foreign Investment Company
The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2009 and 2010, and that it may qualify as a PFIC in 2011, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.
Conference Call Information
QLT Inc. will hold an investor conference call to discuss third quarter 2011 results on Thursday, November 3, 2011 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands of United States dollars, except per share information)	2011	2010	2011	2010
(Unaudited)
Revenues
Net product revenue	$6,226	$5,535	$20,724	$24,786
Royalties	3,355	3,050	10,441	9,891

	9,581	8,585	31,165	34,677

Costs and expenses
Cost of sales	2,673	1,869	7,422	11,813
Research and development	11,282	8,101	32,334	22,776
Selling, general and administrative	5,842	5,354	19,198	15,238
Depreciation	328	306	1,040	922

	20,125	15,630	59,994	50,749

Operating loss	(10,544)	(7,045)	(28,829)	(16,072)

Investment and other income
Net foreign exchange (losses) gains	(298)	409	39	78
Interest income	146	602	534	1,599
Fair value change in contingent consideration	1,828	5,206	6,864	10,167
Other gains	9	24	18	392

	1,685	6,241	7,455	12,236

Loss before income taxes	(8,859)	(804)	(21,374)	(3,836)

(Provision for) recovery of income taxes	(247)	107	(2,426)	5,527

Net (loss) income	$(9,106)	$(697)	$(23,800)	$1,691

Basic and diluted net (loss) income per common share	$(0.18)	$(0.01)	$(0.47)	$0.03

Weighted average number of common shares outstanding (thousands)
Basic	49,732	51,656	50,425	52,794
Diluted	49,732	51,656	50,425	53,789

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	September 30,	December 31,
(In thousands of United States dollars)	2011	2010
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$203,955	$209,478
Accounts receivable	10,244	10,720
Current portion of contingent consideration	37,908	36,520
Inventories	2,681	3,324
Current portion of deferred income tax assets	1,557	3,643
Current portion of mortgage receivable	5,713	2,004
Prepaid and other	2,043	2,958

	264,101	268,647

Property, plant and equipment	4,024	3,035
Deferred income tax assets	1,550	2,700
Mortgage receivable	—	6,013
Long-term inventories and other assets	12,233	13,319
Contingent consideration	70,966	94,069

	$352,874	$387,783

LIABILITIES
Current liabilities
Accounts payable	$5,652	$6,031
Income taxes payable	11	716
Accrued liabilities	7,363	6,323
Deferred income tax liability	82	82

	13,108	13,152

Uncertain tax position liabilities	1,664	1,687

	14,772	14,839

SHAREHOLDERS’ EQUITY
Common shares	462,429	479,998
Additional paid-in capital	294,173	287,646
Accumulated deficit	(521,469)	(497,669)
Accumulated other comprehensive income	102,969	102,969

	338,102	372,944

	$352,874	$387,783

As at September 30, 2011, there were 49,363,310 issued and outstanding common shares and 6,365,176 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Three Months Ended

September 30, 2011	Exhibit 1

	Three months ended			Three months ended
	September 30, 2011			September 30, 2011
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$6.2	$—		$6.2
Royalties	3.4	—		3.4

	9.6	—		9.6

Cost and expenses
Cost of sales	(2.7)	0.1	(a)	(2.6)
Research and development	(11.3)	0.4	(a)	(10.9)
Selling, general and administrative	(5.8)	0.3	(a)	(5.6)
Depreciation	(0.3)	—		(0.3)

	(20.1)	0.7		(19.4)

Operating loss	(10.5)	0.7		(9.9)

Investment and other income
Net foreign exchange losses	(0.3)	—		(0.3)
Interest income	0.1	—		0.1
Fair value change in contingent consideration	1.8	(1.8	)(b)	—
Other gains	0.0	—		0.0

	1.7	(1.8)		(0.1)

Loss from continuing operations before income taxes	(8.9)	(1.1)		(10.0)

Provision for income taxes	(0.2)	0.2	(c)	(0.0)

Loss from continuing operations	(9.1)	(0.9)		(10.0)

Income from discontinued operations, net of income taxes	—	10.0	(d)	10.0

Net loss	$(9.1)	$9.1		$(0.0)

Basic and diluted net loss per common share:
Continuing operations	$(0.18)			$(0.20)
Discontinued operations	—			00.20

Net loss	$(0.18)			$(0.00)

Weighted average number of common shares outstanding (in millions):
Basic	49.7			49.7
Diluted	49.7			49.7
Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove fair value change in contingent consideration.

(c)	Remove income tax impact of the above adjustments.

(d)	Add contingent consideration earned based on third quarter Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Nine Months Ended

September 30, 2011	Exhibit 2

	Nine months ended			Nine months ended
	September 30, 2011			September 30, 2011
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$20.7	$—		$20.7
Royalties	10.4	—		10.4

	31.2	—		31.2

Cost and expenses
Cost of sales	(7.4)	0.1	(a)	(7.4)
Research and development	(32.3)	1.1	(a)	(31.2)
Selling, general and administrative	(19.2)	1.6	(a) (b)	(17.6)
Depreciation	(1.0)	—		(1.0)

	(60.0)	2.8		(57.2)

Operating loss	(28.8)	2.8		(26.0)

Investment and other income
Net foreign exchange gains	0.0	—		0.0
Interest income	0.5	—		0.5
Fair value change in contingent consideration	6.9	(6.9	)(c)	—
Other gains	0.0	—		0.0

	7.5	(6.9)		0.6

Loss from continuing operations before income taxes	(21.4)	(4.1)		(25.4)

Provision for income taxes	(2.4)	0.9	(d)	(1.6)

Loss from continuing operations	(23.8)	(3.2)		(27.0)

Income from discontinued operations, net of income taxes	—	27.9	(e)	27.9

Net (loss) income	$(23.8)	$24.7		$0.9

Basic and diluted net (loss) income per common share:
Continuing operations	$(0.47)			$(0.54)
Discontinued operations	—			0.55

Net (loss) income	$(0.47)			$0.02

Weighted average number of common shares outstanding (in millions):
Basic	50.4			50.4
Diluted	50.4			50.4
Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove separation costs related to the departure of our former Chief Medical Officer.

(c)	Remove fair value change in contingent consideration.

(d)	Remove income tax impact of the above adjustments.

(e)	Add contingent consideration earned based on nine month Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

About QLT
QLT is an ocular-focused company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, developing our proprietary punctal plug delivery system, as well as U.S. marketing of the commercial product Visudyne® (which we co-developed with Novartis) for the treatment of wet age-related macular degeneration. QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.
QLT Inc. Media Contact:

Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
QLT Inc. Investor Relations Contact:

Vancouver, Canada
David Climie
Telephone: 604-707-7573
dclimie@qltinc.com
The Trout Group Investor Relations Contact:

Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
or
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi-aventis Corp.
Xalatan® is a registered trademark of Pfizer Health AB.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our PFIC status; statements concerning our clinical development programs and future plans, including our QLT091001 Phase 1b trial and planned LCA pivotal trial, and our planned Phase II L-PPDS punctal plug clinical trials (latanoprost for glaucoma); expected benefits of our programs, progression of clinical trials and programs and timing to receive data; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.
This press release may also contain “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.